EXHIBIT 2.08



                                                          Translated from French


                              ASSIGNMENTS OF SHARES



     Between the undersigned:

- Harris Corporation, Inc., a Florida corporation having its principal office at 1025 West Nasa Boulevard, Melbourne, Florida 32019, USA,

hereinafter sometimes called "Transferor"; and

- Intersil Corporation, a Delaware corporation having its principal office at 2401 Palm Bay Road NE, Palm Bay, Florida 32905, USA;

hereinafter sometimes called "Transferee",

it has been agreed as follows:

     1. Assignments of shares

     Harris Corporation hereby transfers to Intersil Corporation all of its 25,740 shares of Harris Semiconducteurs, Sarl, a French limited liability company with a capital of 2,574,000 FRF, divided into 27,740 shares of a par value of 100 FRF each, having its principal office at 34 Avenue de l'Europe, Energy IV, Velizy 78941, France, recorded at the Registry of Commerce and Companies of Versailles under number B 301 162 723.

     2. Effective date - Dividends - Condition subsequent

     The Transferee will be owner of the shares hereby transferred from the date hereof. It is here recalled that by decisions of August 9, 1999, prior to the present transfer, the earned surplus of Harris Semiconducteurs, Sarl, in the amount of 4,813,716 FRF were distributed to the Transferor and there was paid to the Transferor an advance against dividends of 1,000,000 FRF. These amounts will definitely belong to the Transferor. The present transfer is agreed to be with profits of the fiscal year ended June 30, 1999 detached, so that all the profits of such prior fiscal year will be distributed to the Transferor upon approval of the accounts of that fiscal year, less the 1,000,000 FRF advance already paid. The distribution of these remaining profits, in the amount of 132,392 FRF, no later than September 30, 1999, is a condition subsequent of the present transfer.

     3. Price

     The present transfer is granted and accepted for a price, for all 25,740 shares of Harris Semiconducteurs, Sarl, of US$ 246,000 United States dollars.)

     This price, for the purpose of the registration and transfer tax referred to in article 6, will be converted into French francs at the rate of the dollar on the date hereof, as communicated by the Banque de France and published in the Journal Officiel de la Republique Francaise.

     4. Approval of Transferee

     In accordance with article 10 of the articles of association of Harris Semiconducteurs, Sarl, the Transferor declares insofar as may be necessary that it approves the Transferee as a shareholder.

     5. Declarations and warranties

     Each party declares and warrants that it has full capacity to obligate itself hereunder and, in particular, is not in cessation of payments, bankruptcy or reorganization and has not made any composition with its creditors.

The Transferor declares and warrants:

- that it is the owner, free and clear of any lien, attachment or other encumbrance, of all of the 25,740 shares transferred hereby;

- that it has the right to transfer the said shares, free and clear of any promise to third parties and without need of any consent other than the consent referred to in article 4 above, which is duly granted; and

- that Harris Semiconducteurs, Sarl, whose shares are transferred hereby, is not in cessation of payments, reorganization or bankruptcy and has not made any composition with its creditors.

     6. Registration

     The parties declare;

     - that the present transfers are not governed by article 1655ter of the General Tax Code relating to real property companies.

     - that the company whose shares are transferred hereby is subject to company income tax;

     - that the tax on the transfer of such shares is due based on the price at the rate of 4.8% and payable by the Transferee upon the filing of these presents with the French registration tax authorities, to be done within one month from the date hereof.

     7. Publication formalities

     Notice of the present transfers of shares will be served upon Harris Semiconducteurs, Sarl, unless one of its legal representatives acknowledges receipt of such notice in writing.

     Two originals of these presents will be filed with the Clerk of the Commercial Court of Versailles.

     8. Costs

     The costs of registration, publication and other formalities hereof will be borne by the Transferee.

     The legal fees for drafting these presents will be borne by the Transferor.


     Signed in Melbourne, Florida, USA, on August 13, 1999,

in six originals, including one for each party, one for the registration tax authorities, one to be notified to Harris Semiconducteurs, Sarl and two for the Clerk of the Commercial Court.


For Harris Corporation                                 For Intersil Corporation




/s/ Ronald R. Spoehel                                   /s/ Gregory L. Williams
---------------------                                       -------------------
Ronald R. Spoehel                                           Gregory L. Williams
Vice President                                              CEO

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